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                                                                  EXHIBIT 99 (a)

                       (AMETEK PRESS RELEASE LETTERHEAD)

      CORPORATE OFFICE
      37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801



Contact:  William J. Burke (610) 889-5249

                  AMETEK ACQUIRES CHANDLER INSTRUMENTS COMPANY
      ACQUISITION EXPANDS AMETEK'S HIGH-END ANALYTICAL INSTRUMENT PLATFORM

Paoli, PA, September 2, 2003 -- AMETEK, Inc. (NYSE: AME) today announced the acquisition of Chandler Instruments Company, LLC, a leading manufacturer of high-quality measurement instrumentation for the oil and gas industry, for approximately $50 million. With its headquarters in Tulsa, OK, Chandler has expected 2003 sales of approximately $30 million.

"We are very pleased with our acquisition of Chandler Instruments," comments AMETEK Chairman and Chief Executive Officer Frank S. Hermance. "This acquisition further expands our high-end analytical instrument platform, building on a set of differentiated, higher-growth businesses that now total nearly $180 million in revenue."

"Chandler adds to AMETEK's strong presence in the oil and gas industry by expanding into upstream drilling and completion instruments as well as extending our product offering in downstream markets, adding new technologies and customers," adds Mr. Hermance.

Chandler Instruments designs and manufactures products through two operating companies: Chandler Engineering and Grabner Instruments. Chandler Engineering is focused on the upstream markets of oil and gas exploration and production, selling to many of the world's major integrated petroleum and oil services companies. Chandler Engineering produces instruments for the drilling and completion market as well as instrumentation for production enhancement, reservoir development and pipeline transmission.

Grabner, based in Austria, is a world leader in the design and manufacture of test instruments for analyzing fuels and other liquids. Products include vapor pressure measurement instruments, flash point analyzers and spectrometers. These products are focused on downstream petroleum refining and distribution markets as well as the fragrance, flavors and paint markets.

Chandler Instruments joins AMETEK as part of its Electronic Instruments Group
(EIG) --a recognized leader in advanced monitoring, testing, calibrating and display instruments. AMETEK EIG sells its instruments to the process, aerospace, power, and industrial markets worldwide and had 2002 sales of approximately $540 million.

CORPORATE PROFILE

AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRONIC INSTRUMENTS AND ELECTRIC MOTORS WITH ANNUAL SALES OF MORE THAN $1 BILLION. AMETEK'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES: OPERATIONAL EXCELLENCE, STRATEGIC ACQUISITIONS
& ALLIANCES, GLOBAL & MARKET EXPANSION, AND NEW PRODUCTS. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE OVER THE BUSINESS CYCLE AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S&P MIDCAP 400 INDEX AND THE RUSSELL 1000 INDEX.
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                                                                  EXHIBIT 99 (a)



FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

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